Exhibit 99.1


Company Contacts:
Lynette Holsapple                                Emilie Harris
Pierpont Investor Relations                      Lois Paul & Partners
Investor Relations Manager                       Media Relations Account Manager
(214) 557-9717                                   (512) 638-5321


             Valence Technology Provides Financial Guidance for the
                       Second Quarter of Fiscal Year 2007


AUSTIN, Texas -- August 16, 2006 - Valence Technology Inc. (NASDAQ:VLNC), providers of Saphion(R) energy storage systems, the industry's first commercially available, safe, large-format lithium-ion rechargeable batteries, provides the following financial guidance in adherence with Regulation Fair Disclosure as promulgated by the United States Securities and Exchange Commission. Valence Technology forecasts revenue for the second quarter of fiscal year 2007 to be in the range of $5.0 million to $6.0 million. The expected increase in revenue for the second quarter is a result of an increase in sales of large format systems as well as filling small format N-Charge system orders that were scheduled to be shipped in the first quarter but which were postponed until the second quarter of fiscal year 2007 after receiving UL recertification.

About Valence Technology Inc.

Valence Technology develops and markets intelligent battery systems using its Saphion(R) technology, the industry's first commercially available, safe, large-format Lithium-ion rechargeable battery technology. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Las Vegas, Nevada, and Suzhou, China. Valence Technology is traded on the NASDAQ Capital Market under the symbol VLNC and can be found on the Internet at www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial Guidance. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.